ZimVie Reports Third Quarter 2022 Financial Results

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Third party net sales of $213.3 million
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Net income of $0.8 million; net income margin of 0.4%; adjusted net income[1] of $12.9 million
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Diluted EPS of $0.03; adjusted diluted EPS[1] of $0.49
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Adjusted EBITDA[1] of $29.4 million; adjusted EBITDA margin[1] of 13.8%
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Cash and cash equivalents of $116.0 million at September 30, 2022
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Reaffirming full-year 2022 guidance for third party net sales, adjusted EBITDA margin[2], and adjusted EPS[2]

WESTMINSTER, Colorado, November 9, 2022 (GLOBE NEWSWIRE) – ZimVie Inc. (Nasdaq: ZIMV), a global life sciences leader in the dental and spine markets, today reported financial results for the quarter ended September 30, 2022. Management will host a corresponding conference call today, November 9, 2022, at 4:30 p.m. Eastern Time.

“I am pleased with our operational progress and the work we are doing to enhance our portfolios in both dental and spine. Our TSX and T3® PRO Tapered dental implants and Encode® Emergence Healing Abutment are gaining traction, while we remain focused on innovating around our core spine platform and driving adoption of our clinically differentiated motion preservation solutions,” said Vafa Jamali, President and Chief Executive Officer of ZimVie. “We continue to transform the business by tactically innovating in strategic areas.”

Third Quarter 2022 Financial Results

Third party net sales for the third quarter of 2022 were $213.3 million, a decrease of (10.6%) on a reported basis and (6.8%) on a constant currency[1] basis, versus the third quarter of 2021. Third party dental segment net sales of $105.1 million decreased by ($4.3) million, or (3.9%) on a reported basis, but increased 1.6% on a constant currency[1] basis. The sales decrease includes the negative impact of approximately $1.0 million due to a one-day shutdown of our Palm Beach Gardens dental facility during Hurricane Ian. Third party spine segment net sales of $108.2 million decreased by ($21.1) million, or (16.4%) on a reported basis and (13.9%) on a constant currency[1] basis, driven by the exit of a number of unprofitable markets in late 2021, the discontinuation of certain products, the impact of the third party net sales retained by Zimmer Biomet Holdings, Inc. (“Zimmer Biomet”) until we complete our separation activities in certain markets, and continued competitive pressures in the spine market.

Net income for the third quarter of 2022 was $0.8 million, an increase of $31.1 million versus the net loss of ($30.2) million in the third quarter of 2021, and as a percentage of total net sales was 0.4%. The increase in net income was primarily due to lower inventory charges, the release in the 2022 third quarter of a spin-related contingent liability with Zimmer Biomet, and certain income tax benefits, including a benefit in the 2022 third quarter from a favorable Puerto Rico tax ruling related to the intercompany sale of intellectual property prior to the spin. Adjusted net income[1] for the third quarter of 2022 was $12.9 million, an increase of $5.7 million versus the same prior year period and excludes the benefit of the aforementioned favorable tax ruling.

Basic and diluted EPS each was $0.03 and adjusted diluted EPS[1] was $0.49. Weighted average shares outstanding for basic EPS and diluted EPS was 26.1 million and 26.2 million, respectively.

Adjusted EBITDA[1] for the third quarter of 2022 was $29.4 million, or 13.8% of third party net sales, an increase of $5.8 million, or an additional 390 basis points of margin, compared to the third quarter of 2021.

Cash and cash equivalents at the end of the third quarter of 2022 were $116.0 million.

Full-year 2022 financial guidance:

We are reaffirming guidance for third party net sales of $915 to $930 million, with expectations for the dental business to deliver mid single digit growth in constant currency[2] and the spine business to decline in the low double digits in constant currency[2].

We are reaffirming our adjusted EBITDA margin[2] guidance of flat to 50bps improvement from prior year margin of 13.1%.

We are reaffirming adjusted EPS[2] guidance of $1.80 to $2.00.

[1] This is a non-GAAP financial measure. Refer to “Note on Non-GAAP Financial Measures” and the reconciliations in this release for further information.

[2] This is a non-GAAP financial measure for which a reconciliation to the most directly comparable GAAP financial measure is not available without unreasonable efforts. Refer to “Forward-Looking Non-GAAP Financial Measures” in this release for further information.

Financial Information

The financial information included in this release for periods prior to March 1, 2022 is derived from the financial statements and records of the dental and spine businesses of Zimmer Biomet due to the fact that during such periods, ZimVie was still a wholly-owned subsidiary of, and operated under those businesses of, Zimmer Biomet.

Conference Call

ZimVie will host a conference call today, November 9, 2022, at 4:30 p.m. ET to discuss its third quarter 2022 financial results. To access the call, please register online at https://investor.zimvie.com/events-presentations/event-calendar. A live and archived audio webcast will also be available on this site.

About ZimVie

ZimVie is a global life sciences leader in the dental and spine markets that develops, manufactures, and delivers a comprehensive portfolio of products and solutions designed to support dental tooth replacement and restoration procedures and treat a wide range of spine pathologies. In March 2022 the company became an independent, publicly traded spin-off of the dental and spine business units of Zimmer Biomet to breathe new life, dedicated energy, and strategic focus to its portfolio of trusted brands and products. From its headquarters in Westminster, Colorado, and additional facilities around the globe, the company serves customers in over 70 countries worldwide with a robust offering of dental and spine solutions including differentiated product platforms supported by extensive clinical evidence. For more information about ZimVie, please visit us at www.ZimVie.com. Follow @ZimVie on Twitter, Facebook, LinkedIn, or Instagram.

Note on Non-GAAP Financial Measures

This press release includes non-GAAP financial measures that differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may not be comparable to similar measures reported by other companies and should be considered in addition to, and not as a substitute for, or superior to, other measures prepared in accordance with GAAP.

Adjusted EBITDA is a non-GAAP financial measure provided in this release for certain periods, and is calculated by excluding certain items from net income (loss) on a GAAP basis, as detailed in the reconciliations presented later in this press release. Adjusted EBITDA margin is Adjusted EBITDA divided by third party net sales for the applicable period.

Sales change information in this release is presented on a GAAP (reported) basis and on a constant currency basis. Constant currency percentage changes exclude the effects of foreign currency exchange rates. They are calculated by translating current and prior-period sales at the same predetermined exchange rate. The translated results are then used to determine year-over-year percentage increases or decreases.

Net income (loss) and diluted earnings (loss) per share in this release are presented on a GAAP (reported) basis and on an adjusted basis. Adjusted net income (loss) and adjusted diluted earnings per share exclude the effects of certain items, which are detailed in the reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures presented later in this press release.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are included in this press release.

Management uses non-GAAP financial measures internally to evaluate the performance of the business. Additionally, management believes these non-GAAP measures provide meaningful incremental information to investors to consider when evaluating the performance of the company. Management believes these measures offer the ability to make period-to-period comparisons that are not impacted by certain items that can cause dramatic changes in reported income but that do not impact the fundamentals of our operations. The non-GAAP measures enable the evaluation of operating results and trend analysis by allowing a reader to better identify operating trends that may otherwise be masked or distorted by these types of items that are excluded from the non-GAAP measures.

Forward-Looking Non-GAAP Financial Measures

This press release also includes certain forward-looking non-GAAP financial measures for the year ending December 31, 2022. We calculate forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. We have not provided quantitative reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable forward-looking GAAP financial measures because the excluded items are not available on a prospective basis without unreasonable efforts. For example, the timing of certain transactions is difficult to predict because management’s plans may change. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. It is probable that these forward-looking non-GAAP financial measures may be materially different from the corresponding GAAP financial measures.

Cautionary Note Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including, among others, any statements about our expectations, plans, intentions, strategies, or prospects. We generally use the words “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “sees,” “seeks,” “should,” “could,” “would,” “predicts,” “potential,” “strategy,” “future,” “opportunity,” “work toward,” “intends,” “guidance,” “confidence,” “positioned,” “design,” “strive,” “continue,” “track,” “look forward to” and similar expressions to identify forward-looking statements. All statements other than statements of historical or current fact are, or may be deemed to be forward-looking statements. Such statements are based upon the current beliefs, expectations, and assumptions of management and are subject to significant risks, uncertainties, and changes in circumstances that could cause actual outcomes and results to differ materially from the forward-looking statements. These risks, uncertainties and changes in circumstances include, but are not limited to: the effects of the COVID-19 global pandemic and other adverse public health developments on the global economy, our business and operations and the business and operations of our suppliers and customers, including the deferral of elective procedures and our ability to collect accounts receivable; dependence on new product development, technological advances and innovation; shifts in the product category or regional sales mix of our products and services; supply and prices of raw materials and products; pricing pressures from competitors, customers, dental practices and insurance providers; changes in customer demand for our products and services caused by demographic changes or other factors; challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international businesses, including regulations of the U.S. Food and Drug Administration and foreign government regulators, such as more stringent requirements for regulatory clearance of products; competition; the impact of healthcare reform measures; reductions in reimbursement levels by third-party payors; cost containment efforts sponsored by government agencies, legislative bodies, the private sector and healthcare group purchasing organizations, including the volume-based procurement process in China; control of costs and expenses; dependence on a limited number of suppliers for key raw materials and outsourced activities; the ability to obtain and maintain adequate intellectual property protection; breaches or failures of our information technology systems or products, including by cyberattack, unauthorized access or theft; the ability to retain the independent agents and distributors who market our products; our ability to attract, retain and develop the highly skilled employees we need to support our business; the effect of mergers and acquisitions on our relationships with customers, suppliers and lenders and on our operating results and businesses generally; a determination by the Internal Revenue Service that the distribution or certain related transactions should be treated as taxable transactions; financing transactions undertaken in connection with the separation and risks associated with additional indebtedness; the impact of the separation on our businesses and the risk that the separation and the results thereof may be more difficult, time-consuming and/or costly than expected, which could impact our relationships with customers, suppliers, employees and other business counterparties; restrictions on activities following the distribution in order to preserve the tax-free treatment of the distribution; the ability to form and implement alliances; changes in tax obligations arising from tax reform measures, including European Union rules on state aid, or examinations by tax authorities; product liability, intellectual property and commercial litigation losses; changes in general industry and market conditions, including domestic and international growth rates; changes in general domestic and international economic conditions, including inflation and interest rate and currency exchange rate fluctuations; and the impact of the ongoing financial and political uncertainty on countries in the Euro zone on the ability to collect accounts receivable in affected countries. You are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Contact Information:

ZimVie

Laura Driscoll • Laura.Driscoll@ZimVie.com

(774) 284-1606

Investor Contact Information:

Gilmartin Group LLC

Marissa Bych • Marissa@gilmartinir.com

ZIMVIE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

ZIMVIE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

ZIMVIE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

SUPPLEMENTAL FINANCIAL INFORMATION AND NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Total Net Sales by Segment and Region (in thousands)

Reconciliation of Adjusted Net Income and Adjusted EPS (in thousands, except per share data)

For the Three Months Ended September 30, 2022

	Net Sales	Cost of products sold, excluding intangible asset amortization	Operating expenses, excluding cost of products sold	Operating Income (Loss)	Net Income (Loss)	Diluted EPS
Reported	$ 214,577	$ (59,630)	$ (171,620)	$ (16,673)	$ 831	$ 0.03
Pre vs. post-spin cost structure differences[1]	-	-	-	-	-	$ -
Restructuring[2]	-	-	689	689	689	$ 0.03
Acquisition, integration, divestiture and related[3]	-	-	7,727	7,727	7,727	$ 0.30
European medical device regulation[4]	-	-	2,279	2,279	2,279	$ 0.09
One-time carve-out allocations and other one-time costs[5]	-	-	(349)	(349)	(349)	$ (0.01)
Intangible asset amortization	-	-	19,357	19,357	19,357	$ 0.74
Related party	(1,303)	1,319	-	16	16	$ 0.00
One-time share-based compensation expense[6]	-	-	1,000	1,000	1,000	$ 0.04
Tax effect of above adjustments	-	-	-	-	(12,929)	$ (0.49)
Favorable Puerto Rico tax ruling[7]	-	-	-	-	(5,712)	$ (0.22)
Adjusted	$ 213,274	$ (58,311)	$ (140,917)	$ 14,046	$ 12,909	$ 0.49

For the Three Months Ended September 30, 2021

	Net Sales	Cost of products sold, excluding intangible asset amortization	Operating expenses, excluding cost of products sold	Operating Income (Loss)	Net Income (Loss)	Diluted EPS
Reported	$ 239,619	$ (91,338)	$ (178,548)	$ (30,267)	$ (30,249)	$ (1.16)
Pre vs. post-spin cost structure differences[1]	-	-	1,249	1,249	1,249	$ 0.05
Restructuring[2]	-	-	914	914	914	$ 0.04
Acquisition, integration, divestiture and related[3]	-	-	5,053	5,053	5,053	$ 0.19
European medical device regulation[4]	-	-	1,307	1,307	1,307	$ 0.05
One-time carve-out allocations and other one-time costs[5]	-	5,562	5,280	10,842	10,842	$ 0.42
Intangible asset amortization	-	-	21,527	21,527	21,527	$ 0.83
Related party	(938)	789	-	(149)	(149)	$ (0.01)
One-time share-based compensation expense[6]	-	-	-	-	-	$ -
Tax effect of above adjustments	-	-	-	-	(3,305)	$ (0.13)
Favorable Puerto Rico tax ruling[7]	-	-	-	-	-	$ -
Adjusted	$ 238,681	$ (84,987)	$ (143,218)	$ 10,476	$ 7,189	$ 0.28

[1] Reflects certain items captured in the GAAP carve-out financial statements that have not continued post-spin, including, but not limited to, facilities that did not convey with ZimVie in the spin, redundant personnel costs incurred as a result of the spin, and the difference between the pre-spin allocations of Zimmer Biomet’s corporate costs in accordance with GAAP, versus the expected post-spin corporate costs for ZimVie.

[2] Restructuring expenses in Q3 2022 are related to a restructuring plan instituted in June 2022 and were primarily related to employee termination benefits. Restructuring expenses in Q3 2021 are related to Zimmer Biomet's restructuring plans instituted in the fourth quarters of 2019 and 2021 and were primarily related to employee termination benefits, contract terminations and retention period compensation and benefits.

[3] Acquisition, integration, divestiture, and related costs are limited to a specific period of time and related to ZimVie being established as a standalone public company.

[4] Expenses incurred for initial compliance with the European Union ("EU") Medical Device Regulation ("MDR") for previously- approved products.

[5] One-time expenses captured through allocations made for purposes of the GAAP carve-out financial statement results. The adjustment to cost of products sold in Q3 2021 were one-time charges due to the spine brand rationalization project.

[6] One-time share-based compensation expense due to replacement awards provided in connection with the separation from Zimmer Biomet.

[7] Tax benefit in Q3 2022 from a favorable Puerto Rico tax ruling related to the intercompany sale of intellectual property prior to the spin.

Reconciliation of Adjusted EBITDA (in thousands)

[1] In June 2022, we instituted a restructuring plan and the expenses incurred in the three and nine months ended September 30, 2022 under this plan were primarily related to employee termination benefits. Zimmer Biomet instituted restructuring plans in the fourth quarters of 2019 and 2021, and the restructuring costs we incurred under those plans were primarily related to employee termination benefits, contract terminations and retention period compensation and benefits.

[2] Acquisition, integration, divestiture, and related costs are limited to a specific period of time and related to ZimVie being established as a standalone public company.

[3] Expenses incurred for initial compliance with the EU MDR for previously-approved products.

[4] Reflects certain items captured in the GAAP carve-out financial statements that have not continued post-spin, including, but not limited to, facilities that did not convey with ZimVie in the spin, redundant personnel costs incurred as a result of the spin, and the difference between the pre-spin allocations of Zimmer Biomet’s corporate costs in accordance with GAAP, versus the expected post-spin corporate costs for ZimVie.

[5] One-time expenses captured through allocations made for purposes of the GAAP carve-out financial statement results.

[6] Net Income (Loss) Margin is calculated as Net Income (Loss) divided by total net sales for the applicable period

[7] Adjusted EBITDA Margin is Adjusted EBITDA divided by third party net sales for the applicable period.

Reconciliation of Adjusted Effective Tax Rate

[1] Includes intangible asset amortization; restructuring and other cost reduction initiatives; acquisition, integration, divestiture and related; litigation; EU MDR; and other charges.